Exhibit 99.1

Vertro, Inc. Issues Interim Update for Third Quarter 2009

NEW YORK, NY – September 10, 2009 – Vertro, Inc. (NASDAQ:VTRO) today provided an interim update for third quarter 2009.

“We believe that because certain metrics across our business improved late in the second quarter, it is important that we provide our investors, customers and other stakeholders with an update for the first two months of the third quarter,” said Peter Corrao, Vertro’s President and Chief Executive Officer.

Key metrics for July and August 2009 for continued operations:

Unless otherwise noted, results are based on the first two months of the third quarter 2009 compared to full second quarter 2009 results.

-	Revenue for July and August 2009 of approximately $4.8 million[1], compared to second quarter 2009 revenue of $6.0 million;

-	Advertising spend for July and August 2009 of approximately $4.0 million, compared with second quarter 2009 advertising spend of $5.8 million;

-	Operating expenses, excluding advertising spend, of approximately $2.0 million for July and August 2009, in line with expectations;

-	5.1 million live toolbar users on August 31, 2009, compared to 4.7 million on June 30, 2009[2];

-	4.3 million unique ALOT Home users in August 2009, compared to 2.7 million in June 2009[3]; and

-	72.4 million searches conducted across our product portfolio in August 2009[4], compared to 58.4 million in June 2009.

“In the first two months of the third quarter we have increased live users, search volumes and monthly revenue while keeping our monthly operating expenses consistent with the second quarter. We believe that these metrics validate our growth strategy and will provide the foundations for us to achieve EBITDA profitability in the fourth quarter of 2009.”

www.alot.com
www.vertro.com

About Vertro, Inc.
Vertro, Inc. (NASDAQ:VTRO) is a software and technology company that owns and operates the ALOT product portfolio. ALOT's products are designed to 'Make the Internet Easy' by enhancing the way consumers engage with content online. Through ALOT, Internet users can discover best-of-the-web third party content and display that content through customizable toolbar, homepage and desktop products. ALOT has millions of live users across its product portfolio. Together these users conduct high-volumes of type-in search queries, which are monetized through third-party search and content agreements.

Source: VTRO-G

 1 Q3 monthly revenues are estimates
 2 Source: Internal statistics; live users are defined as the number of unique toolbar users in the last 15 days of each quarter
 3 Source: Internal statistics
 4 Source: Internal statistics

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate", "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to develop and successfully market new products and services, and (3) the potential acceptance of new products in the market. Additional key risks are described in Vertro's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for Q2 2009.

Alex Vlasto
VP, Marketing & Communications
Alex.vlasto@vertro.com
(646) 253-0627